UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): April 19, 2004

                              Atlantic Realty Trust
             (Exact Name of Registrant as Specified in its Charter)

            Maryland                   0-27562                      13-3849655
(State or other jurisdiction of       (Commission             (I.R.S. Employer
            incorporation)            File Number)           Identification No.)


                      747 Third Avenue, New York, NY 10017
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 702-8561


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Item 5.  Other Events and Regulation FD Disclosure.

     On April 19, 2004, First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("First Union"), and Michael L. Ashner, the Chief Executive Officer of First Union (together with First Union, the "First Union Group"), filed an amendment to the Statement of Beneficial Ownership on Schedule 13D, initially filed on January 12, 2004, pursuant to which the First Union Group reported, among other things, that it had amended its proposal to Atlantic Realty Trust (the "Trust") to merge the Trust with and into First Union or one of its subsidiaries (the "Amended First Union Proposal").

     The Amended First Union Proposal contemplates that each share of beneficial interest in the Trust (a "Trust Share") would receive aggregate consideration of $19.25 per Trust Share. Such amount would be payable, at the election of each shareholder of the Trust (a "Trust Shareholder"), in cash or in exchange for First Union's Series A cumulative convertible redeemable preferred shares of beneficial interest (the "First Union Preferred Shares") at a rate of 0.8 First Union Preferred Shares per Trust Share. In the event that Trust Shareholders holding more than 1,315,000 Trust Shares in the aggregate elect to receive First Union Preferred Shares, such Trust Shareholders would receive (i) a number of First Union Preferred Shares equal to (a) 0.8 multiplied by (b) a fraction, the numerator of which is 1,315,000 and the denominator of which is the total number of Trust Shares to be exchanged for First Union Preferred Shares and (ii) cash equal to (x) $19.25 multiplied by (y) a fraction, the numerator of which is the number of Trust Shares to be exchanged for First Union Preferred Shares less 1,315,000 and the denominator of which is the number of Trust Shares to be exchanged for First Union Preferred Shares. The consideration payable would be subject to upward or downward adjustment based on the Trust's projected post-closing net cash balance, information obtained through First Union's due diligence process and any stock splits, issuances, repurchases, reclassifications and other transactions affecting the value of the Trust.

     On April 26, 2004, the Special Committee of the Board of Trustees formed to consider, among other things, any acquisition proposals for all of the Trust Shares or all or substantially all of the Trust's assets held a meeting to discuss the Amended First Union Proposal and the progress of the independent valuation of the Trust's sole asset, the Hylan Shopping Center located in Staten Island, New York, that was authorized at its meeting held on January 26, 2004. The Special Committee noted that it expected to receive the final report from the independent real estate brokerage firm engaged to conduct the valuation on or about May 7, 2004 and that it was uncertain whether the Special Committee would have sufficient time to evaluate such report and make its recommendation with respect to the Amended First Union Proposal prior to the expiration of the offer period for the Amended First Union Proposal on May 7, 2004. In addition, the Special Committee authorized the negotiation of the terms of engagement with and retention of an independent investment banking firm to estimate the value of the Trust's assets and provide other financial advisory services in connection with the evaluation of offers to acquire all of the Trust Shares or all or substantially all of the Trust's assets, including the Amended First Union Proposal.

     As of the date of this filing, the Special Committee has made no determination as to whether the Trust will or should engage in a transaction of the type contemplated by the


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Amended  First Union  Proposal,  whether on the terms of the Amended First Union
Proposal or otherwise, and there can be no assurance that the Trust will accept any acquisition proposal or that any such proposal, if accepted, will result in the consummation of a transaction.

     On April 27, 2004, the Trust issued a press release announcing that its Board of Trustees declared a one-time return of capital of $3.25 per Trust Share which will be payable on May 19, 2004 to Trust Shareholders of record on May 10, 2004. The complete text of the press release, dated April 27, 2004, is set forth as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

        99.1     Press Release, dated April 27, 2004.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         ATLANTIC REALTY TRUST


                                         By: /s/Edwin R. Frankel
                                             ----------------------------------
                                             Edwin R. Frankel
                                             Executive Vice President,
                                             Chief Financial Officer,
                                             Secretary and Principal
                                             Financial and Accounting Officer

April 28, 2004